SECURITIES AND EXCHANGE COMMISSION

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CONSOLIDATED-TOMOKA LAND CO.
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The following investor materials were issued by Consolidated-Tomoka Land Co. on April 11, 2018. These materials are additional pages that are being added to the Investor Presentation that was filed on April 9, 2018.

37 Wintergreen Continues with Its False and Misleading Claims Wintergreen’s Claims The Facts CTO’s Board and management are set on converting to a REIT which would “lock in massive compensation for management and directors” CTO has consistently stated that no decision has been made to convert the Company to a Real Estate Investment Trust (REIT) The Company cannot convert to a REIT without the approval of a majority of its shareholders The possible determination to propose a REIT conversion to CTO’s shareholders will be driven by considerations of long-term shareholder value, including but not limited to, considerations of all of the tax implications associated with the conversion There is NO reason that a potential REIT conversion would change accountability or compensation of management or the Board “The Company essentially suspended all share buybacks in Q4 2017 which negatively impacted shareholders” The Company deployed more than $7.2 million in 2017 to repurchase more than 135,000 shares, or approximately 2.4% of the Company’s outstanding shares The Company deployed more than $22 million over the last 4+ years to repurchase approximately 450,000 shares, or more than 7.5% of CTO’s outstanding shares The Company offered to buy all or a substantial portion of Wintergreen’s 1.5 million shares in April 2018, but Wintergreen rejected the offer, instead demanding a nearly 40% premium to CTO’s current trading price Wintergreen’s Claims Wintergreen False Claims Versus the Facts

38 Wintergreen Continues with Its False and Misleading Claims Wintergreen’s Claims The Facts “The CTO Board wants to increase their own compensation.. to as much as $300,000 per year” “The Company’s directors are planning to authorize significant increases in equity incentive compensation for directors” Wintergreen’s claims are false and intentionally misleading Based on guidance from two nationally recognized compensation consultants engaged by the Compensation Committee, the Board instituted a voluntary cap on director compensation of $300,000 (CTO had no cap on director compensation previously) In January 2018, the benchmark data provided by one of the retained nationally recognized compensation consultants indicated that CTO’s total annual director compensation was “below the 25th percentile of the Company’s peer group and 43% below the competitive range of market [peers].” Nevertheless, in January 2018, the Board determined that for 2018 the director compensation program and levels were to remain the same as in 2017 The Board and its Compensation Committee have no plans or intentions to increase director compensation Wintergreen’s Claims Wintergreen False Claims Versus the Facts